As filed with the Securities and Exchange Commission on June 8, 2005
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________________________

CASH TECHNOLOGIES, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4558331 (I.R.S. Employer Identification Number)

1434 West 11th Street
Los Angeles, California 90015
(213) 745-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kazim A. Baygan Consultant Agreement, dated October 9, 2004
Bob Bleyhl Consulting Agreement, dated April 1, 2005
(Full Title of the Plan)

Bruce Korman
President and Chief Executive Officer
1434 West 11th Street, Los Angeles, California 90015
(213) 745-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
_______________________________

Copy to:
Istvan Benko, Esq.
Troy & Gould Professional Corporation
1801 Century Park East Suite 1600
Los Angeles, California 90067
(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	75,000(1)	$1.20(1)	$90,000	$10.60
Common Stock, $.01 par value	20,000(2)	$1.00(2)	$20,000	$2.35
TOTAL	95,000	$1.16	$110,000	$12.95

(1)
The registration fee for shares of these outstanding shares of Common Stock that were issued under the Kazim A. Baygan Consultant Agreement was calculated pursuant to Rule 457(h) using the prices at which such shares were issued.

(2)
The registration fee for shares of these outstanding shares of Common Stock that were issued under the Bob Bleyhl Consulting Agreement was calculated pursuant to Rule 457(h) using the prices at which such shares were issued.

EXPLANATORY NOTE

In accordance with General Instruction C of Form S-8, this Registration Statement includes a prospectus meeting the requirements of Part I of Form S-3 relating to the offer and sale by the named selling stockholders of 95,000 restricted shares of common stock of Cash Technologies, Inc.

P R O S P E C T U S

95,000 Shares

CASH TECHNOLOGIES, INC.

COMMON STOCK

The selling stockholders are offering up to 95,000 shares of common stock of Cash Technologies, Inc. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the American Stock Exchange under the symbol “TQ.” June 6, 2005, the closing sale price of the common stock as reported by the American Stock Exchange $0.94.

We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

The shares may be sold from time to time by the selling stockholders, or by their transferees. We are informed that no underwriting arrangements have been entered into by the selling stockholders, and that the shares may be sold in one or more transactions on the American Stock Exchange, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales. The selling stockholders and intermediaries through whom shares are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 with respect to the shares.

Please see “Risk Factors” beginning on page 5 to read about certain important factors you should consider before buying shares of common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 8, 2005.

PROSPECTUS SUMMARY

The following summary sets forth certain pertinent facts and highlights from information contained in the our annual report on Form 10-KSB for the fiscal year ended May 31, 2004 and our quarterly reports on Form 10-QSB for the quarters ended November 30, 2004 and February 28, 2005, respectively, that are incorporated by reference into this prospectus.

THE COMPANY

Introduction

We were incorporated in Delaware in 1995 and operate through our wholly-owned subsidiaries, National Cash Processors, Inc., CoinBank Automated Systems, Inc., CoinBank Automation Handels GmbH, Cintelia Systems, Inc., CT Holdings, LLC, Heuristics Technologies, Inc. and TAP Holdings, LLC. Unless the context otherwise requires, references in this prospectus to “we” or “us” refers to Cash Technologies, Inc. and our wholly-owned subsidiaries. Our address is 1434 West 11th Street, Los Angeles, California 90015. Our telephone number is (213) 745-2000.

We currently operate in several lines of business.

EMMA and CoinBank. Until the fiscal year ended May 31, 2005, we were principally engaged in (i) developing and selling self-service electronic coin counting machines known as CoinBank machines, and (ii) the developing and marketing software solutions based upon our proprietary transaction processing technology called E-commerce Message Management Architecture, or EMMA. To date, no material revenue has been generated through the EMMA technology. During the nine-month period ended February 28, 2005, we generated $61,662 from the sale of our CoinBank machines. Using the existing worldwide ATM, POS, Internet and financial services infrastructure, we expect EMMA to provide consumers with direct access to every major method of commerce, including Internet commerce, from a single terminal or "e-appliance". Our goal is to generate revenues from EMMA through the following methods: (1) transaction processing for third parties; (2) licensing EMMA to other financial services providers worldwide; and (3) advertising and the sale of transaction data.

The EMMA transaction processing system allows individuals with no ATM card or credit card to access these four channels and obtain the expanded number of services that are offered through them, and not otherwise easily accessible. For consumers, EMMA will result in access to these services and products through ATM machines and point-of-sale, or POS, terminals located at retail outlets, including supermarkets, general merchandisers and convenience stores and others. Utilization of EMMA will allow retail establishments such as grocery supermarkets, banks, brokerage firm offices, check cashing establishments and other commercial outlets to provide consumers with greater financial services which may result in increased revenues to such establishments. The explosion of Internet e-commerce has created, in management’s opinion, a demand for EMMA's unique capabilities to provide advanced financial services on ATMs, POS (point of sale) terminals and wireless devices. For every transaction processed through EMMA, we intend to receive a transaction fee.

TAP Holdings, LLC. On November 5, 2004, TAP Holdings, LLC ("TAP Holdings"), a majority owned subsidiary of Cash Technologies, Inc., acquired substantially all of the assets and assumed certain liabilities of Tomco Auto Products, Inc. ("Tomco"). TAP Holdings is a California limited liability company that was formed for the purpose of acquiring and operating the Tomco assets. We currently own an 89% interest in TAP Holdings, and Tibrand Capital, Inc., a Los Angeles-based investment banking firm, currently owns the remaining 11% interest. TAP Holdings has granted Tibrand an option to acquire up to an additional 33% interest in TAP Holdings based upon the occurrence of certain future events. Tomco was founded in 1947 and currently operates at a separate facility in the City of Vernon, in Los Angeles County, California. Tomco was engaged in, and TAP Holdings now is engaged in, the remanufacture and distribution of automobile parts, primarily carburetors, through major auto products retailers throughout the U.S. such as NAPA, with 6,000 stores, CARQUEST, with more than 3,600 stores, O'Reilly Automotive, with more than 1,100 stores and others. Tomco recorded revenues of more than $11 million during the most recent fiscal year ending September 30, 2004. Substantially all of our revenues currently are derived from the operations of TAP Holdings.

Heuristics Technologies, Inc. In May, 2004, we formed Heuristic Technologies, Inc. for the purpose of creating and marketing employee benefits and insurance data processing solutions. Heuristic Technologies is a wholly-owned subsidiary. Heuristic has developed a new debit card product known as the “CashTech.Card,” which it plans to distribute for expense reimbursements, Health Reimbursement Accounts (HRA's) and Health Savings Accounts (HSA's). Other anticipated uses of the CashTech.Card include payroll, check cashing, loyalty programs and personal uses. Heuristic also currently markets various software solutions for the health care industry, including PRO837, a claim scrubbing technology that identifies and eliminates errors in claims submissions. In connection with establishing the infrastructure for its CashTech.Cards, Heuristic Technologies signed agreements with First Federal Savings Bank of the Midwest, dba Meta Payment Systems ("Meta") and eCommLink, Inc. which allow Heuristic to market its new stored-value debit card products. Meta is the issuer of the cards and provides all card-related banking functions and access to the MasterCard(R) network. eCommLink provides transaction processing for all card transactions. In the future, Heuristic intends to add proprietary features to the card using the capabilities of Cash Tech's advanced EMMA(TM) data processing system. Heuristic now believes that its infrastructure for the Heuristic operations is now in place, and Heuristic has commenced actively marketing its products. To date, however, Heuristic has not yet generated any significant revenues.

Recent Events

On April 19, 2005, we completed an investment transaction in which it issued 100 shares with a $1,000,000 value of Series H Preferred Stock in exchange for 15% of the common stock of CDHC Group, Inc., a startup company in the healthcare industry. CDHC Group, led by industry veterans, is a healthcare marketing company targeting consumers and providers who participate in consumer-driven and high deductible health plans. The Series H Preferred Stock is be convertible to common stock at any time after the second anniversary following the close of the transaction, at the then current market price of our common stock with a floor of $1.00 per share and a ceiling of $3.00 per share.

On April 18, 2005, we issued 50 shares of our Series I Preferred Stock to ClaimRemedi, Inc., a vendor of our Heuristic Technologies, Inc. subsidiary, in exchange for a discount not to exceed $1,000,000 on future transaction fees to be paid by Heuristic to ClaimRemedi under the existing license agreement between the two companies. The Series I Preferred Stock, with a $500,000 value, is convertible to common stock at any time at the then current market price of our common stock, with a floor of $1.00 per share and a ceiling of $3.00 per share, but has agreed not to sell any such common stock until after the earlier of Heuristic achieving 5,000,000 transactions per quarter for four consecutive quarters or an aggregate of 25,000,000 transactions under the license agreement. In the event that Heuristic never achieves the transaction benchmarks prior to the termination of the license agreement, ClaimRemedi shall return the shares of Series I Preferred Stock to us, or pay us the value thereof.

On April 18, 2005, TAP Holdings, LLC, our majority owned subsidiary, reached a settlement agreement with N.A. Williams Co., Inc. a vendor of TAP Holdings. Pursuant to the settlement agreement the Company issued 156,000 five-year common stock purchase warrants to N.A. Williams with an exercise price of $0.01 as payment of $280,935 owed to N.A. Williams & Co.

RISK FACTORS

An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment An investment in our shares is suitable only for those investors who can bear the risk of loss of their entire investment.

Risks Related to Our Financial Condition

We have limited revenues and a history of incurring losses, which has resulted in our independent accountants issuing opinions containing doubts about our ability to continue as a going concern.

We have generated limited revenues since our inception. Until our acquisition of TAP Holdings in November 2004, we derived no substantial revenues from our other products. For the fiscal years ended May 31, 2003 and 2004, we had net sales of only $267,576 and $80,616, respectively. During the last fiscal quarter ended February 28, 2005, our revenues were $3,112,013, virtually all of which was derived from the operations of TAP Holdings.

We have incurred losses since our inception. For the last two fiscal years ended May 31, 2003 and 2004, we sustained net losses of $4,048,345 and $4,382,532 respectively, and had a stockholders’ deficiency of $(7,085,761) as of May 31, 2004. In its reports accompanying our audited financial statements for the fiscal years ended May 31, 2004 and 2003, our independent auditors included an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. During the current fiscal year, we have continued to generate losses from operations and will continue to incur losses from operations for the foreseeable future. The total assets purchased by TAP Holdings from Tomco had an approximate fair value of $11,001,478 a majority of which was inventory, valued at $9,650,225. The difference between the net assets and the purchase price resulted in an extraordinary gain to us of $5,999,951, and contributed to an increase of our stockholders’ equity of $2,295,228 as of February 28, 2005. Although the acquisition of Tomco has resulted in a gain on our financial statements, we have, to date, not generated any cash flow from operations.

We are unable to pay our current liabilities, and must rely on the continued forbearance of specific creditors to avoid bankruptcy.

As of February 28, 2005 we had outstanding current liabilities of $12,652,900, of which approximately $513,349 is not being paid as agreed. Our creditors have, to date, agreed not to accelerate on these obligations and not to foreclose on our assets. However, should the creditors demand immediate repayment, we would have to consider filing for bankruptcy protection.

We have an immediate need for capital and if we are unable to obtain the financing we need, our business may fail.

As of February 28, 2005, Cash Tech had a working capital deficit of $33,069 due to continuing losses. On February 28, 2005, we had available cash of approximately $1,116,312. Our capital requirements have been and will continue to be significant and our cash requirements have exceeded cash flow from operations since inception. We have been dependent on the proceeds of private placements of our debt and equity securities to satisfy our working capital requirements. We will be dependent upon the proceeds of future private placement offerings or other public offerings to fund our short-term working capital requirements, to fund certain marketing activities and to continue implementing our business strategy. There can be no assurance we will be able to raise necessary capital. To the extent that we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed could require us to significantly curtail, or possibly cease altogether, our operations. There can be no assurance that our lenders will not declare an event of default and demand immediate payment or seek to attach our assets. As of February 28, 2005, we also owe $3,711,994 to General Electric Capital Corporation. In 2000, we entered into the first of several loan modifications with G.E. Capital. The current modification will expire in November 2005, and we have no current plan or arrangement for repaying G.E. Capital its principal.

Our assets serve as collateral for various loan obligations and therefore may not be available for distribution to stockholders in the event of liquidation.

We have previously granted security interests in all of our assets to various lenders, including equipment liens in favor of General Electric Capital Corporation pursuant to a Master Security Agreement originally entered into in May 1997. As of February 28, 2005, we were indebted to General Electric Capital Corporation in the amount of approximately $3,711,994 including interest. The default by us on certain secured obligations could permit a secured creditor to foreclose on the assets securing the defaulted indebtedness. As a result of the existing liens and continuing losses, it is unlikely that we could obtain additional credit by securing our assets. Further, as a result of the security interests, creditors would be entitled to collect upon a sale of the assets prior to any distribution being available to holders of shares our Common Stock or various series of Preferred Stock.

Any additional financing that we may obtain may substantially dilute the interests of our stockholders.

To the extent that we obtain additional financing through the issuance of additional equity securities in the future, such issuance may involve substantial dilution to our then-existing stockholders.

Any additional financing that we may obtain may substantially dilute the interests of our stockholders.

To the extent that we obtain additional financing through the issuance of additional equity securities in the future, such issuance may involve substantial dilution to our then-existing stockholders.

We may not fully recover the carrying value of our CoinBank machines held for sale.

We currently are holding for sale approximately 245 CoinBank machines, which have a carrying value of approximately $638,283 at February 28, 2005. We have taken an impairment charge in the fiscal year ended May 31, 2004 for the carrying value of our CoinBank machines. Impairment on coin machines was $154,140. The impairment was taken due to low inventory turnover for the coin machines. In future periods, additional impairment may be taken based on future sales of coin machines. If we conclude that such impairment exists, this could give rise to a substantial expense, which would increase our reported losses. We continue attempting to identify parties interested in acquiring the remaining units, although we cannot guarantee we will have sales.

Risks Related to Our EMMA Based Technology Businesses

Our products may not perform reliably in extensive applications.

As of May 31, 2005, we had test-marketed only four EMMA-driven ATM-X/POS-X machines and have derived no significant revenue from our EMMA-based business. To date, we have not installed a base of EMMA-driven ATM-X/POS-X machines or PrISM systems upon which we can base reliable predictions about the reliability or functionality of those technologies. Although such systems and machines performed reliably at their current installations and in our laboratory, upon widespread commercial use they may not satisfactorily perform all of their intended functions or may not prove reliable in extensive utilization. Software and other technologies that are incorporated into our products are complex and may contain errors, which will only become apparent subsequent to widespread commercial use. Remedying such errors could require the expenditure of a substantial amount of money and could also result in significant delays in installing or selling our products, which could have a material adverse effect on us. We anticipate that we will continue to seek to upgrade and enhance both the hardware and software components of our products. Such upgrading and enhancement efforts remain subject to the risks inherent in new product development, including unanticipated technical or other problems, which could result in material delays in product commercialization or significantly increased costs. Further, our EMMA systems may not satisfactorily perform all of its intended functions or will prove not to be reliable in extensive utilization.

Competing products and services could render our technologies obsolete.

Our EMMA platform will compete with existing ATMs and services offered by financial institutions and other companies that may provide services similar to those offered by EMMA. Competitive technologies may render our products and services obsolete or less marketable.

If our EMMA Technology does not achieve market acceptance, our business will be harmed.

In marketing our products and services, we are attempting to change the traditional methods by which people obtain financial services and access the Internet. Accordingly, the demand for these services is subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. The results of the use of EMMA when deployed may not be well received and prior results of use may not be indicative of future market acceptance of our products or services. Commercial establishments and individuals may elect to utilize other methods, which they believe to be less costly or possess other advantages over EMMA. Achieving market acceptance for EMMA will require substantial marketing efforts and the expenditure of a significant amount of funds to inform various targeted customer groups of the perceived benefits and cost advantages of EMMA. To date, we have not generated any revenue from our EMMA based technology.

Changing industry trends may adversely effect our operations.

Alternatives to the use of cash and checks, such as credit cards and wire transfer, debit cards and other forms of electronic currency are increasing. Increasing use of these alternative forms of payment could reduce the frequency of circulation of cash and checks resulting in decreased need for some EMMA applications. The market for alternative forms of money transfer is characterized by frequent introduction of new products and services and is subject to changing consumer preferences and economic trends, which may make certain EMMA applications unattractive, compared to other alternatives.

Our limited marketing capabilities may hinder our growth.

Since inception, we have conducted only limited marketing activities and currently have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. Accordingly, our marketing efforts may not result in significant initial or continued market acceptance, may not develop a market for our EMMA system and may not succeed in positioning EMMA as a preferred method of processing “advanced function” transactions. Further, our current marketing plans are subject to change as a result of a number of factors, including changes in market conditions and the nature of the marketing requested or provided by prospective users of EMMA.

We are dependent on third-party manufacturers and on independent contractors, whose nonperformance could harm our business.

We are substantially dependent on the ability of the independent contractors we hire to provide software engineering for our EMMA technology. Any contractor that we utilize or may utilize may not have sufficient capacity to satisfy our needs during any period of sustained demand. The loss of services of independent contractors could disrupt our business. Furthermore, the EMMA system will access networks, which are owned and operated by third parties. The failure or unavailability of these networks could have a material adverse effect on us. The EMMA system is designed to be distributed through equipment, such as ATMs manufactured and distributed by third parties. Although we believe that a number of sources for this equipment are available, failure or delay by any manufacturer in providing such equipment to location operators could result in interruptions in our ability to deploy EMMA-based transactions and could have a material adverse effect on our operations.

Risks Related to TAP Holdings

The market for TAP Holdings primary product is decreasing, which may result in decreasing revenues.

The principal products that TAP Holdings manufactures and sell are remanufactured carburetors for automobiles and trucks built before 1990. As the number of these older vehicles in service decreases, the market for Heuristic’s products decreases. Although TAP Holdings is seeking to expand its catalog of diesel pumps, pursue other related products and does not anticipate any material decrease in the demand for remanufactured carburetors in the near future, unless TAP Holdings efforts to supplement its product offerings with other products is successful, the market for its current products, and the revenue source of TAP Holdings, may significantly decrease in the future.

All of TAP Holdings’ Assets serve as collateral for a line of credit with TAP Holdings’ secured lender.

The working capital needs of TAP Holdings are funded through a $2,000,000 maximum line of credit that is secured by a lien on the assets of TAP Holdings. In the event that TAP Holdings defaults under that credit facility, the lender could foreclose on the assets of TAP Holdings.

TAP Holdings competes with numerous other carburetor remanufacturers.

TAP Holdings competes with a number of other companies that sell remanufactured carburetors. These other competitors compete with TAP Holdings in the sale of remanufactured carburetors to the retail public and also compete with TAP Holdings for the purchase of old carburetor cores that are remanufactured. Although TAP is able to manufacture new carburetor cores when old ones are unavailable, this reduces profit margins. No assurance can be given that the TAP Holdings will be able to find an adequate source of carburetor cores in the future.

TAP Holdings is dependent upon its relationship with major retailers for its sales.

A majority of TAP Holdings’ sales are derived from sales to a few major, national automotive parts retailers, such as NAPA, CARQUEST and O'Reilly Automotive. Although Tomco has had a long established relationship with many of these retailers, it is not certain that TAP Holdings will be able to maintain the relationships with all of these retail chains. TAP Holdings intends enforce warranty policies which were lax prior to TAP’s acquisition of the Tomco assets. TAP Holdings does not have any long-term written agreements with these national retailers, and these retailers could terminate their relationship with TAP Holdings at any time. In the event that one or more of the major retailers terminates its relationship with TAP Holdings, because of the new operating policies of TAP Holdings or otherwise, TAP Holdings’ revenues and profits would be adversely affected.

Risks Related to Heuristic Technologies, Inc.

Since Heuristic Technologies is dependent upon third party service providers, the termination of one or more of the agreements with these entities could have a material adverse effect on the business and prospects of Heuristic.

Heuristic is dependent upon a number of third party service providers for the operation of Heuristic’s products. For example, Heuristic is dependent upon First Federal Savings Bank of the Midwest, dba Meta Payment Systems ("Meta"), for issuing Heuristic’s cards and for access to the MasterCard(R) network, which agreement will end in September, 2005. In the event that Heuristic is not able to renew the agreement or obtain a new issuing bank, Heuristic will have to suspend card issuance and transactions until a new issuing bank agreement is consummated. Heuristic is also dependent upon eCommLink, Inc. which provides transaction processing for the card transactions of Heuristic’s new stored-value debit card products. Heuristic also markets a suite of products designed for managing employee benefits and insurance claims, some of which are licensed from third party licensors. In the event that any of these licenses is terminated for any reason, Heuristic’s ability to continue to offer these products would be terminated.

The operations of Heuristic Technologies are dependent upon its two principal officers, the loss of whom would materially and adversely affect Heuristic’s operations.

Heuristic is highly dependent on Ray Pedden, Heuristic’s President, and Joseph Tumbarello. Although we have entered into employment agreements with each of these officers, the loss of the services of either of the foregoing persons would have a material adverse effect on Heuristic’s business, operations and on the development of Heuristic’s products.

Risks Related to Patents

Uncertainty of patent and trademark protection.

Although we have been issued U.S. Patents with respect to our EMMA and CoinBank technologies and Heuristic is the owner of another patent, there can be no assurance that these patents will afford us any meaningful protection. We intend to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees to establish and protect the ideas, concepts and documentation of software developed by us. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software we have developed. Although we believe that our use of the software we developed and other software used in its operations does not infringe upon the rights of others, our use of the software we developed or such other software may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the software we developed or such other software or refrain from using such software. We may not have the necessary financial resources to defend any infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the software we developed or any other software or hardware used in our business is deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us.

Risks Related to Our CoinBank Businesses

If our products do not achieve market acceptance, our business will be harmed.

The demand for and market acceptance of our coin and currency processing equipment are also subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. Commercial establishments and individuals may elect to utilize other methods which they believe to be less costly or possess other advantages over our cash processing services, including establishing their own cash counting and processing equipment.

We are dependent on third-party manufacturers.

We are substantially dependent on the ability of the independent contractors we hire to build our CoinBank machines. We do not manufacture our CoinBank machines. As a result, we are dependent upon third parties for the manufacture of our machines, we cannot control the price or timing of availability of machines for resale and this reliance upon third parties may affect our ability to market and sell the machines to our customers at a competitive price or to satisfy delivery requirements demanded by our customers.

We may not successfully compete with our competitors.

The financial transaction processing industry is crowded with well-established companies, large and small. While companies such as Deluxe, Concord EFS, Total Systems and others have focused on conventional ATM and POS and related transactions, if these firms were to make a concerted effort to develop an advanced function system comparable to EMMA they might prevent or reduce our ability to effectively market EMMA. We believe that our development advantage and proprietary technologies will permit EMMA to penetrate the market effectively, but there is no assurance that larger or better established transaction processing firms will not offer competing products in the future that preempt our efforts.

Risks Related to Our Management

The success of our business also requires that we retain other qualified management personnel.

Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on us.

Our directors and officers have limited personal liability.

Our Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our By-Laws require us to indemnify any of our directors, officers, employees or agents to the full extent permitted by Delaware law. As a result of such provisions in our Certificate of Incorporation and the By-Laws, securityholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties. This may reduce the likelihood of securityholders instituting derivative litigation against directors and officers and may discourage or deter securityholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our securityholders.

The American Stock Exchange may delist our securities.

Our common stock is listed on American Stock Exchange. Since we began trading on the American Stock Exchange, the AMEX has granted us an exemption from its listing requirements in order for our common stock to be listed for trading as we are not, and have never been, in compliance with the AMEX’s criteria for continued listing. Our failure to meet these maintenance criteria may eventually result in the delisting of our common stock from the AMEX. In January, 2004 we provided AMEX with a plan to come into compliance with the continued listing requirements by April 20, 2005. AMEX has the right not to accept our plan and de-list our stock, which would result in our common stock being moved to the OTC Bulletin Board. Although we have submitted our plan to AMEX if our plan is not accepted it is likely that AMEX will de-list our stock. In the event that our stock is de-listed we would be required to liquidate certain of our Preferred Stock. Although we believe that we were in compliance by the required date, no assurance can be given that we will be able to do so or that our progress will continue to be satisfactory to the AMEX.

If our common stock is delisted from the American Stock Exchange, we also are likely to be subject to the risks relating to penny stocks.

Our common stock has not been traded above $5.00 in over three years. If our common stock were to be delisted from trading on the American Stock Exchange and the trading price of the common stock remained below $5.00 per share, trading in our common stock would be subject to the requirements of certain rules promulgated under the Exchange Act related to so-called penny stocks. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock and the ability of purchasers to sell our common stock in the secondary market. Also, in the event that our stock is de-listed we would be required to liquidate certain of our Preferred Stock. No assurance can be given that we will be able to come into compliance with the AMEX listing criteria or that our progress will continue to be satisfactory to the AMEX.

The price of our common stock has been, and may continue to be, volatile.

The market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will fluctuate in the future. Since January 1, 2004, the sale price for our common stock, as reported by the American Stock Exchange has fluctuated from a low of $0.60 to a high of $1.58 per share. The market price of our common stock could be impacted by a variety of factors, including:

•	announcements of technological innovations or new commercial products by us or our competitors.
•	changes in government regulation and policies which may be undertaken with respect to security issues related to terrorism, privacy and other matters.
•	developments in the patents or other proprietary rights owned or licensed by us or our competitors.
•	matters related to our financial condition, including our ability to obtain necessary capital.
•	litigation affecting us or our products.
•	general market conditions in our industry.

In addition, the stock market continues to experience price and volume fluctuations. These fluctuations have especially affected the market price of many technology companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

We have the discretion to issue additional shares of preferred stock with rights and preferences superior to those granted to holders of our common stock.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, from time to time, in one or more series. Our board of directors is authorized, without further approval of the securityholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered by the seller stockholders. We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

SELLING STOCKHOLDERS

Selling Stockholder Table

The following table sets forth certain information regarding the beneficial ownership of our common stock by the seller stockholders as of May 31, 2005. To our knowledge, each of the selling stockholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling stockholders will sell all the shares of our common stock being offered by means of this prospectus.

Name	Shares Beneficially Owned Prior to Offering	Percent	Shares Offered	Shares Beneficially Owned After Offering	Percent
Kazim A. Baygan.	75,000	*	75,000	- 0 -	- 0 -
Robert Bleyhl.	20,000	*	20,000	- 0 -	- 0 -

*Less than one percent.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationship with Selling Stockholders

Mr. Kazim A. Baygan is the President of Baytek Software Development, Inc. Mr. Baygan and Baytek Software Development, Inc. have provided software programming, development and consulting services to us since 2001. The services provided by Mr. Baygan and his company relate to our EMMA technology. Effective October 9, 2004, we entered into a three-year consulting agreement Mr. Baygan and Baytek Software Development, Inc. pursuant to which we agreed to pay Mr. Baygan for his services in both cash and shares of our common stock. The maximum number of shares that we can issue to Mr. Baytek under the consulting agreement is 75,000, of which we have issued 75,000. The 75,000 shares were issued in January 2005 and were valued at $1.20 per share, which price was based on the prevailing market price of our common stock at the time of issuance.

In April 2005, we entered into a consulting agreement with Mr. Bleyhl to assist us in implementing certain software programs related to our Heuristic Technologies subsidiary. In consideration for his services, all of which have now been performed, we issued Mr. Bleyhl 20,000 shares of our common stock. The shares were valued at $1.00 per share, which price was based on the prevailing market price of our common stock at the time of issuance. Mr. Bleyhl also is the President of Claimremedi, Inc. On February 6, 2004, Heuristic entered into a license agreement with Claimremedi, Inc. for the right to market its Pro837 software product.

Other than as set forth above, none of the selling stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders are offering for sale 95,000 shares of our common stock. The purpose of this prospectus is to permit the selling stockholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling security holder.

We have registered the shares of common stock for sale on behalf of the selling stockholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•
transactions on the American Stock Exchange or on any national securities exchange or U. S. interdealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.

The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling stockholders also may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the common stock. Fees, commissions, discounts and transfer taxes, if any, attributable to the sale of the common stock will be borne by the selling stockholders.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholders. If we are notified by any selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling securityholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with that act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act of 1933 for the common stock offered under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE

SEC rules permit us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that the selling stockholders sell all the common stock offered by this prospectus:

•	our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2004;

•	our Quarterly Report on Form 10-QSB for the quarter ended November 30, 2004;

•	our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 31, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Cash Technologies, Inc., 1434 West 11th Street, Los Angeles, California 90015, telephone (213) 745-2000, Attention: Edmund King, Chief Financial Officer.

LEGAL MATTERS

The legality of the shares being offered by the selling stockholders has been passed upon by Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067.

EXPERTS

VASQUEZ & Company, LLP, independent certified public accountants, have audited our consolidated financial statements for the fiscal years ended May 31, 2004 and 2003 to the extent and for the periods set forth in their report thereon, which contained an explanatory paragraph regarding the Company’s ability to continue as a going concern and which is incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2004. Such financial statements are incorporated by reference herein in reliance upon VASQUEZ & Company, LLP’s report given upon the authority of said firm as experts in auditing and accounting.

PART II INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents previously filed by Cash Technologies, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2004;

(ii)	Our Form 10-QSB for the quarter ended November 30, 2004;

(iii)	Our Form 10-QSB for the quarter ended February 28, 2005; and

(iv)
The description of our common stock contained in our Registration Statement on Form 8-A filed March 31, 2000, including any amendment or report subsequently filed by us for the purpose of updating that description.

All documents that we file with the Securities and Exchange Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The General Corporation Law of Delaware provides generally that a Delaware corporation such as Cash Technologies, Inc. may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law as described above for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes our Board of Directors to enter into an indemnification agreement with each officer and director.

In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal monetary liability of our directors, except for breach of a director’s fiduciary duty of loyalty to us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, for example, as an officer. As a result of the inclusion of such provisions, neither Cash Technologies, Inc. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cash Technologies, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 7. Exemption from Registration Claimed

The shares described in the prospectus made part of this Registration Statement and being offered by the selling stockholders named therein were issued by Cash Technologies, Inc. pursuant to Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. We issued the shares to the selling stockholders in connection with software programming, development and consulting services they rendered to us, and as payment for those services. The selling stockholders were the only offerees and recipients of shares for this purpose, and there was no general solicitation regarding issuance of the shares.

Item 8. Exhibits

See the Exhibit Index attached hereto which is incorporated by reference herein.

Item 9. Undertakings

Cash Technologies, Inc. hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 8th day of June, 2005.

CASH TECHNOLOGIES, INC.

By:	/s/ Bruce Korman
Bruce Korman
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below substitutes and appoints Bruce Korman as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Bruce Korman	Chairman, President and Chief Executive Officer	June 8, 2005

/s/ Edmund King	Chief Financial Officer, Secretary and Principal Accounting Officer	June 8, 2005

/s/ Richard Miller	Director	June 8, 2005

/s/ Robert Fagenson	Director	June 8, 2005

/s/ Kevin Walls	Director	June 8, 2005

EXHIBIT INDEX

The following exhibits are filed herewith unless otherwise noted.

Exhibit No.	Exhibit Description
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 333-6436)).
5.1	Opinion of Troy & Gould Professional Corporation as to the legality of shares offered by means of the Prospectus made part of this Registration Statement.
23.1	Consent of VASQUEZ & Company, LLP
23.2	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5).